Exhibit 99.2

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release
FOR IMMEDIATE RELEASE
     Patricia Yarrington Named Vice President and Chief Financial Officer
     SAN RAMON, Calif., Dec. 10, 2008 — Chevron Corporation (NYSE: CVX) today announced that Patricia Yarrington has been appointed vice president and chief financial officer effective Jan. 1, 2009. Yarrington, currently vice president and treasurer, replaces Steve Crowe, who has elected to retire after 36 years with the company.
     “As a senior officer of Chevron, Steve has made significant contributions to the company and has been an outstanding CFO. He led the acquisition of Unocal in 2005 and has directed a financial strategy that remains the foundation of our ongoing success,” said Dave O’Reilly, chairman and chief executive officer.
     Crowe, 61, joined Chevron in 1972 after attending the University of California at Berkeley and earning a bachelor’s degree in finance in 1969 and an MBA in 1970. He was elected a corporate officer and became vice president and comptroller in June 1996. He assumed his current position in 2005.
     Yarrington, 52, was elected vice president and treasurer in 2007.
     “Pat is uniquely qualified for this position, having already served in senior leadership roles in finance, operations, strategic planning and public affairs. Her financial background and strategic insights, along with her leadership and judgment, will be important contributors to the company’s future success,” O’Reilly said.
     Yarrington joined Chevron in 1980 after earning a bachelor’s degree in political science from Pomona College and an MBA from Northwestern University. She has held a variety of finance and managerial positions within the company, including manager of investor relations and comptroller of Chevron Products Company. In 1998, Yarrington was named president of Chevron Canada Limited. She became a vice president of Chevron Corporation in 2000, overseeing strategic planning and mergers and acquisitions. In 2002, Yarrington was named vice president, Policy, Government and Public Affairs.
-MORE-

     Yarrington is also a member of the board of directors for Chevron Phillips Chemical Company LLC, a 50-50 joint venture with ConocoPhillips, and she serves on the Federal Reserve Bank of San Francisco’s Economic Advisory Council.
     Pierre Breber, 44, will succeed Yarrington as vice president and treasurer, also effective Jan. 1, 2009.
     Breber joined Chevron in 1989. He holds bachelor’s and master’s degrees in mechanical engineering from the University of California at Berkeley and an MBA from Cornell University. He is currently serving as vice president of finance for Chevron’s Global Downstream, and he has previously held positions as manager of investor relations, manager of finance for Chevron’s Europe upstream strategic business unit and comptroller for Chevron international upstream.
     Chevron Corporation is one of the world’s leading integrated energy companies, with subsidiaries that conduct business across the globe. The company’s success is driven by the ingenuity and commitment of approximately 59,000 employees who operate across the energy spectrum. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and other energy products; manufactures and sells petrochemical products; generates power and produces geothermal energy; provides energy efficiency solutions; and develops energy resources of the future, including biofuels and other renewables. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.
# # #

Contact:	Don Campbell —	+1 925-842-2589